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                                                                     EXHIBIT 5.1

                [Letterhead of Wise Carter Child & Caraway, P.A.]


                                  June 29, 2002



Sanderson Farms, Inc.
Post Office Box 988
Laurel, Mississippi 39441

Gentlemen:

         We have acted as corporate counsel to Sanderson Farms, Inc., a Mississippi corporation (the "Corporation"), in connection with review of the Registration Statement on Form S-8 as prepared by special securities counsel, to be filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, relating to the registration of 750,000 shares (the "Shares") of the common stock, par value $1.00 per share (the "Common Stock"), of the Corporation which may be issued from time to time upon the exercise of options granted or which may be granted by the Corporation pursuant to the Sanderson Farms, Inc. and Affiliates Stock Option Plan (the "Plan").

         In rendering this opinion, we have examined (i) the Articles of Incorporation and By-Laws, both as amended, of the Corporation (ii) the Plan and the forms of agreements pertaining thereto; (iii) minutes and records of the corporate proceedings of the Corporation with respect to the adoption of the Plan and the issuance of the Shares or options pursuant thereto; (iv) certificates of certain officers and directors of the Corporation; and (v) such other documents as we have deemed relevant or necessary as a basis for the opinions expressed herein. In all such examinations, we have assumed the genuineness of all signatures and the conformity to originals of all copies submitted to us as certified, conformed or reproduction copies. As to various questions of fact material to the opinions hereinafter expressed, we have relied upon representations to us by officers and directors of the Corporation or its agents and upon the correctness of the factual representations made in minutes and records of corporate proceedings, without independent investigation or verification of the accuracy of any such representations. Furthermore, we have assumed that all stock option exercise prices will exceed $1.00 per share (the par value of the Common Stock).



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         Based upon and subject to the foregoing, in reliance thereon and having due regard for such legal considerations as we deem relevant, we are of the opinion that the 750,000 shares of common stock covered by the Registration Statement which may be issued from time to time upon the exercise of options granted or which may be granted under the Plan in accordance with actions duly taken by the Board of Directors, as administrator of the Plan, have been duly authorized for issuance by the Corporation in accordance with the Plan, and, when so issued in accordance with the terms and conditions of the Plan and upon valid exercise of options validly granted pursuant to the Plan, will be validly issued, fully paid and non-assessable.

         We are admitted to practice only in the State of Mississippi. We express no opinion as to the laws of any jurisdiction other than Mississippi and we do not express any opinion, either implicitly or otherwise, on any issue not expressly set forth herein.

         This letter is issued solely for your benefit and the benefit of your stock option grantees and only in connection with the transactions described herein. We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an Exhibit to the Registration Statement, but this opinion letter may not be otherwise used, circulated, relied upon, quoted or referred to by any other person or entity or for any other purpose without our prior written consent.

                                       Sincerely yours,

                                       /s/ Henry E. Chatham, Jr.

                                       Henry E. Chatham, Jr.

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